Exhibit 10.2
ORCD Non-Executive Directors’ Compensation Program
1.	Annual Cash Components
•	Fixed cash retainer of $40,000 for each Non-Executive Director

•	$3,000 additional for each Committee Chairman

•	Paid in equal quarterly installments beginning at the Annual Meeting in June 2008

•	Customary and reasonable travel expenses for Board meetings and other Company business reimbursed according to standard ORCD T&E practices
2.	Automatic Equity Components Per Mandatory Plan Elements
•	This automatic equity grant is being eliminated from the Company’s 2005 Stock Plan (the “Stock Plan”) and no automatic director grants will be made in connection with the June 2008 Annual Meeting
3.	Incremental Annual Equity Components
•	$100,000 of annual equity granted under the Stock Plan or such other registered plan as may be approved by the Board and the stockholders in the future, split equally between RSAs and NSOs beginning with the 2008 Annual Meeting, with the strike price set at the price as of the close of trading on the day the grant is approved (“Grant Date”)
o	For RSAs:
•	To determine the number of RSAs to be granted, divide $50,000 by the share price at market close on the Grant Date

•	Vesting schedule of 1/3 of the shares on the Grant Date and thereafter 1/3 vests on each of the dates of the next two ensuing Annual Meetings assuming that the director serves until the date of that meeting (whether or not re-elected), such that the entire grant will be fully vested in approximately two years

•	The unvested RSAs at the time the director ceases to be a director or full-time employee will be immediately forfeited. The Director will receive no additional grant if such director is not re-elected to the Board
o	For NSOs:
•	To determine the number of NSOs to be granted, divide $50,000 by the share price at market close on the Grant Date and then determine the equivalent compensatory value by multiplying by three (3) as an approximation for the Trinomial Lattice method

•	Vesting schedule the same as RSAs as described above

•	Forfeiture provision the same as RSAs as described above

•	10 year term, but vested options must be exercised within 90 days of termination of relationship with The Orchard or they are forfeited pursuant to section 5.4 of the Stock Plan
o	At an assumed share price of $7.00 on June 4, 2008, the initial grant made contemporaneous with the 2008 Annual Meeting would equate to:
•	21,429 NSOs, with 7,143 vesting immediately, 7,143 vesting at the 2009 Annual Meeting, and 7,143 vesting at the 2010 Annual Meeting (assuming the director is re-elected at the 2009 Annual Meeting and serves the full term of this election)

•	7,143 RSAs, with 2,381 vesting immediately, 2,381 vesting at the 2009 Annual Meeting, and 2,381 vesting at the 2010 Annual Meeting (assuming the director is re-elected at the 2009 Annual Meeting and serves the full term of this election)
•	An additional $20,000 in annual equity granted in RSAs for a Non-Executive Board Chairman
•	Divide $20,000 by the share price at market close on the Grant Date

•	Vesting schedule the same as RSAs as described above

•	Forfeiture provision the same as RSAs as described above
4.	Administration
•	The Compensation Committee of the Board shall administer this Program and resolve all matters of interpretation

•	The Compensation Committee will annually review the calculation of the value of stock and option awards and determine whether a change to the number of units may be required consistent with the Program

•	The Program may be amended from time-to-time in whole or in part after a review and recommendation by the Compensation Committee and a majority vote of the Board

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